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                                                                     EXHIBIT 8.1



                                October 21, 1997



Franklin Select Realty Trust
777 Mariners Island Blvd.
San Mateo, CA 94403-7777

          RE:    Form S-3 Registration of up to 1,625,000 Shares
                 of Franklin Select Realty Trust Series A Common Stock
                 -----------------------------------------------------

Gentlemen:

        We are acting as counsel to Franklin Select Realty Trust, a California corporation (the "Company") in connection with the proposed registration of up to 1,625,000 shares of Company Series A Common Stock pursuant to that certain limited partnership agreement dated October 30, 1996 executed by and between the Company and Northport Associates No. 18, a California limited liability company. Hereafter, the partnership formed pursuant to such limited partnership agreement shall be referred to as the "Operating Partnership". In this connection, we have participated in the preparation of the Form S-3, including the Prospectus therein, to be distributed to Unitholders of the Operating Partnership in connection with the proposed registration.

        We have reviewed the following documents for purposes of this opinion:

        (1) The Form S-3/Prospectus;

        (2) The 1996 Annual Report of the Company filed with the SEC;

        (3) The Forms 10-K for the fiscal years ended December 31, 1995 filed by the Company, Franklin Real Estate Income Fund ("FREIF") and Franklin Advantage Real Estate Income Fund ("Advantage"), respectively with the SEC;

        (4) The Forms 10-Q for the quarter ended March 31, 1996 filed by FREIF and Advantage with the SEC;

        (5) The Forms 10-Q for the quarters ended March 31, 1996, June 30, 1996, September 30, 1996, March 31, 1997, and June 30, 1997, respectively, filed by the Company with the SEC;


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Franklin Select Realty Trust
October 21, 1997
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        (6) The Form 10-K for the fiscal year ended December 31, 1996 filed by the Company with the SEC;

        (7) The 1995 (full-year) and 1996 (short-year) federal income tax returns filed by FREIF and Advantage, respectively, with the Internal Revenue Service;

        (8) The 1995 and 1996 federal income tax returns filed by the Company with the Internal Revenue Service; and

        (9) The executed Certificate of the Chief Financial Officer of the Company and former Chief Financial Officer of Advantage and FREIF dated October 20, 1997.

        The documents listed in items (1) through (8) are hereinafter referred to as the "Reports," and the Certificate listed in item (9) is referred to as the "Certificate."

        We have relied on the correctness and accuracy of all facts set forth in the Certificate and all the Reports.

        Based on this review, and in reliance on the Reports and Certificate, we are of the opinion that, for the calendar years 1995 and 1996, the Trust met the requirements of the Internal Revenue Code of 1986, as amended, for qualification as a real estate investment trust, that the Trust currently meets such requirements, and that the Trust's contemplated method of operation as described in the Prospectus will enable the Company to comply with such requirements in the future.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Registration Statement and in the Prospectus included therein.


                                        Very truly yours,

                                        STEINHART & FALCONER LLP